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                                                                    EXHIBIT 23.4





                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Republic Industries, Inc. on Form S-3 of our report dated February 2, 1996 relating to the consolidated financial statements of National Car Rental System, Inc. and subsidiaries as of May 31, 1995 and December 31, 1994 and for the five months ended May 31, 1995 and for the years ended December 31, 1994 and 1993 appearing in the Current Report on Form 8-K of Republic Industries, Inc. dated January 27, 1997 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP

Deloitte & Touche LLP


Minneapolis, Minnesota
September 15, 1997